Exhibit 99.1
UNITED NATURAL FOODS, INC. REPORTS
THIRD QUARTER FISCAL 2024 RESULTS
Providence, Rhode Island - June 5, 2024 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the third quarter of fiscal 2024 (13 weeks) ended April 27, 2024.
Third Quarter Fiscal 2024 Performance (comparisons to third quarter fiscal 2023)
•Net sales decreased 0.1% to $7.5 billion
•Net loss of $21 million; Loss per diluted share (EPS) of $(0.34)
•Adjusted EBITDA decreased 18.2% to $130 million
•Adjusted EPS decreased to $0.10
Recent Financial and Operational Summary
•Continuing to reset profitability and strengthen foundation while revamping long-term strategy
◦Drove sequentially improving financial performance, including gradually improving volumes and the third sequential quarter of accelerating adjusted EBITDA, primarily due to disciplined expense management, including supply chain efficiencies
◦Extended term loan maturity to May 2031
◦Financial review progressing, multi-year strategic plan starting in fiscal 2025 being finalized; expect continued strengthening of operational and financial performance and capital structure
•Revising fiscal 2024 outlook:
◦Charges related to cost reduction actions driving lower expected ranges for net income and EPS
◦Raising adjusted EBITDA and adjusted EPS midpoints; reducing capital and cloud implementation expenditures
“We delivered another quarter in-line with our fiscal 2024 plan and our third consecutive quarter of improving profitability driven by continued progress on near-term operational and efficiency initiatives. This progress includes significant cost reduction actions and supply chain efficiencies, and we see opportunity to drive further improvement across these areas,” said Sandy Douglas, UNFI’s Chief Executive Officer.
“Our ongoing board- and management-led financial review is also nearing an important milestone, which is our new multi-year strategic plan that will begin in fiscal 2025. We are beginning to see tangible benefits to our financial performance stemming from this process and are focused on driving short- and long-term improvement by optimizing controllable variables in our new plan. We expect our updated strategy to generate free cash flow approaching $100 million in fiscal 2025 and stable and dependable profit and cash flow growth, with improving returns on capital and declining net leverage on a multi-year basis.”
Third Quarter Fiscal 2024 Summary

	13-Week Period Ended		Percent Change
($ in millions, except for per share data)	April 27, 2024	April 29, 2023
Net sales	$7,498	$7,507	(0.1)%
Chains	$3,092	$3,129	(1.2)%
Independent retailers	$1,816	$1,875	(3.1)%
Supernatural	$1,734	$1,647	5.3%
Retail	$571	$598	(4.5)%
Other	$644	$640	0.6%
Eliminations	$(359)	$(382)	(6.0)%
Net (loss) income	$(21)	$7	(400.0)%
Adjusted EBITDA (1)	$130	$159	(18.2)%
EPS	$(0.34)	$0.12	(383.3)%
Adjusted EPS (1)	$0.10	$0.54	(81.5)%
(1)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Net sales decreased 0.1% in the third quarter of fiscal 2024 compared to the same period in the prior year, primarily driven by a decline in unit volumes, which was largely offset by inflation and new business with existing customers.

Gross profit in the third quarter of fiscal 2024 was $1.0 billion, an increase of $20 million, or 2.0%, compared to the third quarter of fiscal 2023. The gross profit rate in the third quarter of fiscal 2024 was 13.6% of net sales and included a $6 million LIFO charge. Excluding this non-cash charge, gross profit rate was 13.7% of net sales. Gross profit rate in the third quarter of fiscal 2023 was 13.3% of net sales and included a $33 million LIFO charge. Excluding this non-cash charge, gross profit rate in the third quarter of fiscal 2023 was 13.8% of net sales. The decrease in gross profit rate, excluding the LIFO charge, was driven by lower levels of procurement gains resulting from decelerating inflation and a lower retail gross profit rate, which were nearly offset by the benefit of lower shrink expense.

Operating expenses in the third quarter of fiscal 2024 were $992 million, or 13.2% of net sales, compared to $967 million, or 12.9% of net sales, in the third quarter of fiscal 2023. Operating expenses increased by $25 million, primarily driven by a $33 million increase in incentive compensation due to $13 million in expense in the third quarter of fiscal 2024, compared to a $20 million benefit in the third quarter of fiscal 2023 resulting from the reversal of previously accrued incentive compensation expense driven by underperformance in fiscal 2023. This increase was partially offset by lower transportation costs and other operational supply chain efficiencies.

Interest expense, net for the third quarter of fiscal 2024 was $37 million compared to $35 million for the third quarter of fiscal 2023. The increase in interest expense, net was primarily driven by higher average interest rates.

Effective tax rate for the third quarter of fiscal 2024 was a benefit of 23.1% on pre-tax loss compared to a benefit of 14.3% on pre-tax income for the third quarter of fiscal 2023. The change from the third quarter of fiscal 2023 is primarily driven by the impact of a partnership investment entered into in the third quarter of fiscal 2023, and the reduction in pre-tax income during the third quarter of fiscal 2023.

Net loss for the third quarter of fiscal 2024 was $21 million. Net income for the third quarter of fiscal 2023 was $7 million.

Net loss per diluted share (EPS) was $(0.34) for the third quarter of fiscal 2024 compared to net income per diluted share of $0.12 for the third quarter of fiscal 2023. Adjusted EPS was $0.10 for the third quarter of fiscal 2024 compared to $0.54 in the third quarter of fiscal 2023.

Adjusted EBITDA for the third quarter of fiscal 2024 was $130 million compared to $159 million for the third quarter of fiscal 2023, including $33 million in higher incentive compensation.

Capital Allocation and Financing Overview
•Free Cash Flow – During the third quarter of fiscal 2024, free cash flow was $49 million compared to $65 million in the third quarter of fiscal 2023. Free Cash Flow for the third quarter of fiscal 2024 reflects net cash provided by operating activities of $125 million less payments for capital expenditures of $76 million.
•Leverage – Total outstanding debt, net of cash, was $2.13 billion at the end of the third quarter of fiscal 2024, reflecting a decrease of $30 million compared to the end of the second quarter of fiscal 2024. The net debt to Adjusted EBITDA leverage ratio was 4.6x as of April 27, 2024.
•Liquidity – As of April 27, 2024, total liquidity was approximately $1.26 billion, consisting of approximately $39 million in cash plus the unused capacity of approximately $1.23 billion under the Company’s asset-based lending facility.

Fiscal 2024 Outlook (1)

The Company is updating its full-year outlook which lowers its expectations for net income and EPS primarily due to charges related to cost reduction actions. Adjusted EBITDA and Adjusted EPS, which exclude these amounts, are expected to be higher than the previously provided outlook:

Fiscal Year Ending August 3, 2024 (53 weeks)	Previous Full Year Outlook Provided March 6, 2024	Previous Midpoint	Updated Full Year Outlook	Updated Midpoint	Change in Midpoint
Net sales ($ in billions)	$30.5 - $31.0	$30.8	$30.5 - $31.0	$30.8	$—
Net loss ($ in millions)	$(101) - $(65)	$(83)	$(109) - $(85)	$(97)	$(14)
EPS (2)	$(1.70) - $(1.08)	$(1.39)	$(1.85) - $(1.45)	$(1.65)	$(0.26)
Adjusted EPS (2)(3)(4)	$(0.56) - $0.06	$(0.25)	$(0.20) - $0.20	$0.00	$0.25
Adjusted EBITDA (4) ($ in millions)	$475 - $525	$500	$490 - $520	$505	$5
Capital and cloud implementation expenditures (4)(5) ($ in millions)	~ $400		~ $370		~ $(30)

(1)The outlook provided above is for fiscal 2024 only. The outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below. The 53rd week is expected to add approximately $600 million to Net sales and $9 million to Adjusted EBITDA in the ranges provided.
(2)(Loss) earnings per share amounts as presented include rounding. Figures presented include the impact of the term loan amendment and extension and ABL loan amendment, each of which occurred on May 1, 2024.
(3)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net (loss) income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(4)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
(5)Reflects the sum of payments for capital expenditures and cloud technology implementation expenditures. The Company believes that providing this non-GAAP measure provides investors with better visibility to the Company’s total investment spend. The increase compared to fiscal 2023 is primarily driven by investments in the Company’s transformation program. The components of fiscal 2024 will be primarily dependent on the nature of certain contracts to be executed.

Conference Call and Webcast

The Company’s third quarter fiscal 2024 conference call and audio webcast will be held today, Wednesday, June 5, 2024 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (888) 660 - 6768 (conference ID 1099581). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America’s premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, eCommerce providers, and foodservice customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is delivering value for its stakeholders, visit www.unfi.com.

INVESTOR CONTACTS:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Kristyn Farahmand
Senior Vice President, Investor Relations and Transformation Finance
401-213-2160 kristyn.farahmand@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 29, 2023 filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2023 and other filings the Company makes with the SEC, and include, but are not limited to, our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition, including as a result of the continuing consolidation of retailers and the growth of consumer choices for grocery and consumable purchases; our ability to realize the anticipated benefits of our transformation initiatives; changes in relationships with our suppliers; our ability to operate, and rely on third parties to operate, reliable and secure technology systems; labor and other workforce shortages and challenges; the addition or loss of significant customers or material changes to our relationships with these customers; our ability to realize anticipated benefits of our acquisitions; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products, and to manage that growth; our ability to maintain sufficient volume in our wholesale segment to support our operating infrastructure; the impact and duration of any pandemics or disease outbreaks; our ability to access additional capital; increases in healthcare, pension and other costs under our and multiemployer benefit plans; the potential for additional asset impairment charges; our sensitivity to general economic conditions including inflation, changes in disposable income levels and consumer purchasing habits; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortages or work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; our ability to maintain food quality and safety; and volatility in fuel costs. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, adjusted earnings per diluted common share (“Adjusted EPS”), adjusted effective tax rate, free cash flow, net debt to Adjusted EBITDA leverage ratio and capital and cloud implementation expenditures. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as tax impacts related to the vesting of share-based compensation awards. The non-GAAP Adjusted EBITDA measure is a consolidated measure which the Company reconciles by adding Net (loss) income including noncontrolling interests, less Net income attributable to noncontrolling interests, plus Non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus (Benefit) provision for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, Loss (gain) on sale of assets and other asset charges, certain legal charges and gains, and certain other non-cash charges or other items, as determined by management. The changes to the definition of Adjusted EBITDA in the fourth quarter of fiscal 2023 from prior periods reflect changes to line item references in our Consolidated Financial Statements, which do not impact the calculation of Adjusted EBITDA. The non-GAAP free cash flow measure is defined as net cash (used in) provided by operating activities less payments for capital expenditures. The non-GAAP net debt to Adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by the trailing four quarters Adjusted EBITDA. The non-GAAP capital and cloud implementation expenditures measure is defined as the sum of payments for capital expenditures and cloud technology implementation expenditures.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to Adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of the Company’s business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to Adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company believes that providing non-GAAP capital and cloud implementation expenditures provides investors with better visibility into the Company's total investment expenditures. The components of capital and cloud implementation expenditures for fiscal 2024 will be primarily dependent on the nature of certain contracts to be executed. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2024 fiscal year to the comparable periods in the 2023 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	13-Week Period Ended		39-Week Period Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net sales	$7,498	$7,507	$22,825	$22,855
Cost of sales	6,478	6,507	19,740	19,690
Gross profit	1,020	1,000	3,085	3,165
Operating expenses	992	967	3,025	2,969
Restructuring, acquisition and integration related expenses (benefits)	9	(4)	17	1
Loss on sale of assets and other asset charges	13	4	37	—
Operating income	6	33	6	195
Net periodic benefit income, excluding service cost	(4)	(8)	(11)	(22)
Interest expense, net	37	35	112	109
Other income, net	(1)	(1)	(2)	(2)
(Loss) income before income taxes	(26)	7	(93)	110
(Benefit) provision for income taxes	(6)	(1)	(20)	13
Net (loss) income including noncontrolling interests	(20)	8	(73)	97
Less net income attributable to noncontrolling interests	(1)	(1)	(2)	(5)
Net (loss) income attributable to United Natural Foods, Inc.	$(21)	$7	$(75)	$92

Basic (loss) earnings per share	$(0.34)	$0.12	$(1.26)	$1.55
Diluted (loss) earnings per share	$(0.34)	$0.12	$(1.26)	$1.51

Weighted average shares outstanding:
Basic	59.4	59.4	59.2	59.3
Diluted	59.4	60.4	59.2	61.0

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par values)

	April 27, 2024	July 29, 2023
ASSETS
Cash and cash equivalents	$39	$37
Accounts receivable, net	971	889
Inventories, net	2,232	2,292
Prepaid expenses and other current assets	269	245
Total current assets	3,511	3,463
Property and equipment, net	1,776	1,767
Operating lease assets	1,396	1,228
Goodwill	20	20
Intangible assets, net	668	722
Deferred income taxes	33	32
Other long-term assets	181	162
Total assets	$7,585	$7,394
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,677	$1,781
Accrued expenses and other current liabilities	258	283
Accrued compensation and benefits	186	143
Current portion of operating lease liabilities	186	180
Current portion of long-term debt and finance lease liabilities	11	18
Total current liabilities	2,318	2,405
Long-term debt	2,148	1,956
Long-term operating lease liabilities	1,270	1,099
Long-term finance lease liabilities	11	12
Pension and other postretirement benefit obligations	16	16
Other long-term liabilities	141	162
Total liabilities	5,904	5,650
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 62.0 shares issued and 59.5 shares outstanding at April 27, 2024; 61.0 shares issued and 58.5 shares outstanding at July 29, 2023	1	1
Additional paid-in capital	624	606
Treasury stock at cost	(86)	(86)
Accumulated other comprehensive loss	(33)	(28)
Retained earnings	1,175	1,250
Total United Natural Foods, Inc. stockholders’ equity	1,681	1,743
Noncontrolling interests	—	1
Total stockholders’ equity	1,681	1,744
Total liabilities and stockholders’ equity	$7,585	$7,394

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	39-Week Period Ended
(in millions)	April 27, 2024	April 29, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income including noncontrolling interests	$(73)	$97
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	228	224
Share-based compensation	27	33
Gain on sale of assets	(7)	(9)
Long-lived asset impairment charges	28	—
Net pension and other postretirement benefit income	(11)	(22)
Deferred income tax expense	—	2
LIFO charge	19	83
Provision (recoveries) for losses on receivables	3	(2)
Non-cash interest expense and other adjustments	5	11
Changes in operating assets and liabilities	(165)	(15)
Net cash provided by operating activities	54	402
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(217)	(218)
Proceeds from dispositions of assets	14	14
Payments for investments	(23)	(7)
Net cash used in investing activities	(226)	(211)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	1,957	2,387
Proceeds from issuance of other loans	15	—
Repayments of borrowings under revolving credit line	(1,743)	(2,348)
Repayments of long-term debt and finance leases	(41)	(149)
Repurchases of common stock	—	(41)
Payments of employee restricted stock tax withholdings	(6)	(39)
Distributions to noncontrolling interests	(4)	(5)
Repayments of other loans	(2)	(2)
Other	(2)	—
Net cash provided by (used in) financing activities	174	(197)
EFFECT OF EXCHANGE RATE ON CASH	—	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2	(6)
Cash and cash equivalents, at beginning of period	37	44
Cash and cash equivalents, at end of period	$39	$38
Supplemental disclosures of cash flow information:
Cash paid for interest	$118	$114
Cash refunds for federal, state, and foreign income taxes, net	$(10)	$(4)
Leased assets obtained in exchange for new operating lease liabilities	$317	$198
Leased assets obtained in exchange for new finance lease liabilities	$6	$—
Additions of property and equipment included in Accounts payable	$29	$42

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION (unaudited)
UNITED NATURAL FOODS, INC.

Reconciliation of Net (loss) income including noncontrolling interests to Adjusted EBITDA (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions)	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net (loss) income including noncontrolling interests	$(20)	$8	$(73)	$97
Adjustments to net (loss) income including noncontrolling interests:
Less net income attributable to noncontrolling interests	(1)	(1)	(2)	(5)
Net periodic benefit income, excluding service cost	(4)	(8)	(11)	(22)
Interest expense, net	37	35	112	109
Other income, net	(1)	(1)	(2)	(2)
(Benefit) provision for income taxes	(6)	(1)	(20)	13
Depreciation and amortization	76	77	228	224
Share-based compensation	10	10	26	33
LIFO charge	6	33	19	83
Restructuring, acquisition and integration related expenses (benefits)	9	(4)	17	1
Loss on sale of assets and other asset charges (1)	13	4	37	—
Business transformation costs (2)	11	7	40	16
Other adjustments (3)	—	—	4	—
Adjusted EBITDA	$130	$159	$375	$547
(1)Fiscal 2024 primarily includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations in the first quarter of fiscal 2024 and a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations in the third quarter of fiscal 2024.
(2)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to the board-led financial review in the third quarter of fiscal 2024, all of which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(3)Primarily reflects third-party professional service fees related to shareholder negotiations in the first quarter of fiscal 2024.

Reconciliation of Net (loss) income attributable to United Natural Foods, Inc. to Adjusted net (loss) income and Adjusted EPS (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions, except per share amounts)	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net (loss) income attributable to United Natural Foods, Inc.	$(21)	$7	$(75)	$92
Restructuring, acquisition and integration related expenses (benefits)	9	(4)	17	1
Loss (gain) on sale of assets and other asset charges other than losses on sales of receivables (1)	7	—	21	(9)
LIFO charge	6	33	19	83
Surplus property depreciation and interest expense (2)	1	—	3	1
Loss on debt extinguishment	—	—	—	3
Business transformation costs (3)	11	7	40	16
Other adjustments (4)	—	—	4	—
Tax impact of adjustments and adjusted effective tax rate (5)	(7)	(10)	(21)	(37)
Adjusted net income	$6	$33	$8	$150

Diluted weighted average shares outstanding	59.8	60.4	60.2	61.0
Adjusted EPS (6)	$0.10	$0.54	$0.13	$2.46
(1)Loss (gain) on sale of assets and other asset charges, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss on sale of assets and other asset charges on the Consolidated Statements of Operations and are not adjusted in the calculation of Adjusted EPS. Fiscal 2024 includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations in the first quarter of fiscal 2024 and a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations in the third quarter of fiscal 2024.
(2)Reflects surplus, non-operating property depreciation and interest expense.
(3)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to the board-led financial review in the third quarter of fiscal 2024, all of which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(4)Primarily reflects third-party professional service fees related to shareholder negotiations in the first quarter of fiscal 2024.
(5)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(6)Adjusted earnings per share amounts are calculated using actual unrounded figures.

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	April 27, 2024
Current portion of long-term debt and finance lease liabilities	$11
Long-term debt	2,148
Long-term finance lease liabilities	11
Less: Cash and cash equivalents	(39)
Net carrying value of debt and finance lease liabilities	2,131
Adjusted EBITDA (1)	$468
Adjusted EBITDA leverage ratio	4.6x
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended April 27, 2024. Refer to the following table for the reconciliation of Adjusted EBITDA trailing four quarters.

Reconciliation of trailing four quarters Net loss including noncontrolling interests to Adjusted EBITDA (unaudited)

(in millions)	52-Week Period Ended April 27, 2024
Net loss including noncontrolling interests	$(140)
Adjustments to net loss including noncontrolling interests:
Less net income attributable to noncontrolling interests	(3)
Net periodic benefit income, excluding service cost	(18)
Interest expense, net	147
Other income, net	(2)
Benefit for income taxes	(56)
Depreciation and amortization	308
Share-based compensation	31
LIFO charge	55
Restructuring, acquisition and integration related expenses	24
Loss on sale of assets and other asset charges	67
Multiemployer pension plan withdrawal charges	1
Other retail expense	1
Business transformation costs	49
Other adjustments	4
Adjusted EBITDA (1)	$468
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended April 27, 2024.

Reconciliation of Net cash provided by operating activities to Free cash flow (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions)	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net cash provided by operating activities	$125	$132	$54	$402
Payments for capital expenditures	(76)	(67)	(217)	(218)
Free cash flow	$49	$65	$(163)	$184

Reconciliation of Payments for capital expenditures to Capital and cloud implementation expenditures (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions)	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Payments for capital expenditures	$76	$67	$217	$218
Cloud technology implementation expenditures (1)	11	6	28	9
Capital and cloud implementation expenditures	$87	$73	$245	$227
(1)Cloud technology implementation expenditures are included in operating activities in the Condensed Consolidated Statements of Cash Flows.

FISCAL 2024 OUTLOOK

Reconciliation of 2024 outlook for Net loss attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending August 3, 2024
(in millions)	Low Range	Estimate	High Range
Net loss attributable to United Natural Foods, Inc.	$(109)		$(85)
Benefit for income taxes	(32)		(26)
LIFO charge		25
Interest expense, net		161
Depreciation and amortization		311
Share-based compensation and other		38
Net periodic benefit income, excluding service costs		(15)
Loss on sale of assets and other asset charges		41
Restructuring, acquisition and integration related expenses		22
Business transformation costs		48
Adjusted EBITDA	$490		$520

Reconciliation of 2024 outlook for estimated Net loss attributable to United Natural Foods, Inc. to Adjusted net (loss) income and estimated Adjusted EPS (unaudited)

	Fiscal Year Ending August 3, 2024
(in millions, except per share amounts)	Low Range	Estimate	High Range
Net loss attributable to United Natural Foods, Inc.	$(109)		$(85)
LIFO charge		25
Loss on debt extinguishment		10
Loss on sale of assets and other asset charges (1)		21
Restructuring, acquisition and integration related expenses		22
Business transformation costs		48
Tax impact of adjustments and adjusted effective tax rate (2)		(29)
Adjusted net (loss) income	$(12)		$12

Diluted weighted average shares outstanding	59		60
Adjusted EPS (3)	$(0.20)		$0.20
(1)Loss on sale of assets and other asset charges, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss on sale of assets and other asset charges on the Consolidated Statements of Operations and are not adjusted in the calculation of Adjusted EPS.
(2)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to the vesting of share-based compensation awards and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.
(3)Adjusted (loss) earnings per share amounts as presented include rounding.

Reconciliation of estimated 2024 and actual 2023 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Estimated Fiscal 2024	Actual Fiscal 2023
U.S. GAAP effective tax rate	22%	(329)%
Discrete quarterly recognition of GAAP items (1)	14%	270%
Tax impact of other charges and adjustments (2)	(21)%	139%
Changes in valuation allowances (3)	4%	(57)%
Other (4)	—%	—%
Adjusted effective tax rate (4)	19%	23%
Note: As part of the year-end reconciliation, we update the reconciliation of the GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments that are excluded from pre-tax income when calculating Adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.